eHealth, Inc. Announces Fourth Quarter and Fiscal Year 2022 Results

SANTA CLARA, California — February 28, 2023 — eHealth, Inc. (Nasdaq: EHTH), a leading private online health insurance marketplace, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2022.

Fourth Quarter 2022 Overview
$196.3M	$20.7M	$49.5M
TOTAL REVENUE	GAAP NET INCOME	ADJUSTED EBITDA(1)

$(18.6)M	25% YoY	$144.4M
OPERATING CASH FLOW	IMPROVEMENT TO TELEPHONIC CONVERSION RATE	ENDING CASH, CASH EQUIVALENTS & MARKETABLE SECURITIES

Fourth Quarter and Fiscal Year 2022 Highlights
•Outperformed the high end of all FY 2022 guidance metrics ranges.
•Realized $114 million in net operating cost savings compared to FY 2021.
•Q4 2022 net income was $20.7 million compared to net loss of $32.2 million in Q4 2021.
–Q4 2022 net income margin was 10.5% compared to net loss margin of 13.2% Q4 2021.
•Q4 2022 adjusted EBITDA improved 76% compared to Q4 2021 on lower revenue base.
–Q4 2022 adjusted EBITDA margin(1) of 25% more-than-doubled from 12% in Q4 2021.
•Significant improvements to Q4 2022 operating efficiency compared to Q4 2021 include:
–Telephonic conversion rate increased by 25%.
–Q4 2022 Medicare segment profit margin was 29%, up from 15% in Q4 2021.
•Achieved significant improvements in quality related metrics including Complaint Tracking Module, or CTM, scores.
•Q4 2022 Medicare Advantage LTV increased to $1,033 from $1,017 in Q4 2021, a 2% improvement.
•Expect to have sufficient liquidity to support our business needs and objectives in FY 2023.
–Ended FY 2022 with $144.4 million in cash, cash equivalents and marketable securities and $884.3 million of total commissions receivable.
•FY 2022 estimated Medicare Advantage membership and total estimated Medicare membership each grew 2% compared to FY 2021, despite lower Medicare approved enrollments in FY 2022.
•Midpoint of 2023 annual guidance implies return to revenue growth at 6% while achieving GAAP net loss of roughly $45.0 million and year-over-year improvement in adjusted EBITDA of roughly $37.0 million.

CEO Comments
“eHealth delivered strong FY 2022 results that came in ahead of the high end of our guidance for each of the metrics we guided to. Our strong Annual Enrollment Period performance was driven by significant improvements to the efficiency of our call center and marketing operations. We believe we are steadily moving towards our goal of becoming the gold standard in enrollment quality within our sector while also achieving and exceeding our financial targets. While we are pleased with the operational achievements we have made over the course of last year, we believe we still have many improvement opportunities as we progress toward producing sustainable profitable growth.” – Fran Soistman
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(1)See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.

GAAP — Fourth Quarter of 2022 Results

(In thousands, except per share amounts)	Q4 2022	Q4 2021
Total revenue	$196,321	$243,514
Total commission revenue	170,584	217,053
Segment revenue
Medicare	180,421	230,584
Individual, Family and Small Business	15,900	12,930
Segment profit
Medicare	53,177	34,062
Individual, Family and Small Business	9,153	7,229
Income (loss) from operations	30,743	(33,633)
Net income (loss)	20,671	(32,152)
Net income (loss) attributable to common stockholders	12,572	(39,306)
Diluted net income (loss) attributable to common stockholders per share	0.41	(1.45)
Net cash used in operating activities	(18,579)	(102,301)

Total commission revenue for the three months ended December 31, 2022 decreased 21% compared to the same period in 2021 due to a $49.6 million decrease in commission revenue from the Medicare segment, partially offset by a $3.1 million increase in commission revenue from the Individual, Family and Small Business segment.

The decrease in commission revenue for the three months ended December 31, 2022 from the Medicare segment was driven by a 33% decline in Medicare plan approved members across all Medicare products that we market, which in turn was driven by the decrease in our member acquisition spend. The decrease in commission revenue was partially offset by improved conversion rates and an increase in constrained lifetime value of commissions per approved Medicare Advantage member compared to the same period in 2021. Our intentionally reduced enrollment volumes, driven by lower variable acquisition spend, were in line with our cost reduction initiatives and drove increased profitability in the fourth quarter. Medicare segment profit for the three months ended December 31, 2022 increased by 56% compared to the same period last year, due to significantly lower Medicare operating expenses and improved unit economics.

The increase in commission revenue from the Individual, Family and Small Business segment was primarily driven by $4.3 million in net adjustment revenue from prior period enrollments for the three months ended December 31, 2022 compared to $1.0 million for the same period in 2021, an increase in constrained lifetime value of commissions per approved individual and family plan member compared to the same period in 2021, and a 2% increase in individual and family plan approved members, partially offset by a 26% decline in ancillary product approved members. Individual, Family and Small Business segment profit for the three months ended December 31, 2022 increased 27% compared to the same period last year.

Net income for the three months ended December 31, 2022 was $20.7 million compared to net loss of $32.2 million for the same period last year. This increase in net income was primarily related to the $46.3 million goodwill and intangible asset impairment charges incurred during the three months ended December 31, 2021. In addition, net income for the three months ended December 31, 2022 was positively impacted by our significant cost reductions, higher quality leads to our omni-channel consumer platform and higher conversion rates, partially offset by lower enrollment volume compared to the same period last year.

Net cash used in operating activities for the three months ended December 31, 2022 was $18.6 million compared to $102.3 million for the same period in 2021, an $83.7 million improvement year-over-year. This improvement represents the results of our cost transformation program and significant operational improvements implemented over the past year.

GAAP — Fiscal Year 2022 Results

(In thousands, except per share amounts)	Year Ended December 31, 2022	Year Ended December 31, 2021
Total Revenue	$405,356	$538,199
Total Commission Revenue	361,246	493,119
Segment Revenue
Medicare	361,687	471,217
Individual, Family and Small Business	43,669	66,982
Segment Profit (Loss)
Medicare	(9,873)	(12,079)
Individual, Family and Small Business	21,438	45,705
Loss from operations	(102,713)	(125,645)
Net loss	(88,722)	(104,375)
Net loss attributable to common stockholders	(119,414)	(122,942)
Diluted net loss attributable to common stockholders per share	(4.36)	(4.59)
Net cash used in operating activities	(26,869)	(162,622)

Total commission revenue for the year ended December 31, 2022 decreased 27% compared to the same period in 2021 due to a $109.1 million decrease in Medicare segment commission revenue and a $22.7 million decrease in Individual, Family and Small Business segment commission revenue.

The decrease in commission revenue from the Medicare segment was due to a 28% decline in Medicare approved members across all products that we market, reflecting our decision to temporarily pause enrollment growth while implementing a number of operational initiatives aimed at increasing the effectiveness of our sales and marketing organizations.

The decrease in commission revenue from the Individual, Family and Small Business segment was primarily due to a 22% decrease in individual and family plan approved members, a 26% decline in ancillary product approved members and $8.7 million in net adjustment revenue from prior period enrollments for the year ended December 31, 2022 compared to $30.2 million of net adjustment revenue for the same period in 2021.

Net cash used in operating activities for the year ended December 31, 2022 was $26.9 million compared to $162.6 million for the same period in 2021, a $135.8 million improvement year-over-year. This improvement represents the results of our cost transformation initiatives and significant operational improvements implemented over the past year.

Non-GAAP(1) — Fourth Quarter of 2022 Results

(In thousands, except per share amounts)	Q4 2022	Q4 2021
Non-GAAP net income	$31,355	$13,122
Non-GAAP net income per diluted share	1.14	0.49
Adjusted EBITDA	49,474	28,172
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(1)See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.

Non-GAAP net income for the fourth quarter of 2022 was $31.4 million, or $1.14 non-GAAP net income per diluted share, compared to non-GAAP net income of $13.1 million, or $0.49 non-GAAP net income per diluted share, for the same period in 2021. The increase in non-GAAP net income was primarily attributable to a 31% decline in non-GAAP operating expense as a result of our transformation initiatives, partially offset by a 19% decrease in total revenue.

Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2022 were calculated by excluding $4.9 million of paid-in-kind dividends, $3.2 million change in preferred stock redemption value, $4.4 million of stock-based compensation expense, $8.9 million of impairment, restructuring and other charges consisting primarily of $8.4 million in lease impairment charges as a result of our shift to a remote-first work model and $2.6 million of income tax effect related to these non-GAAP adjustments from GAAP net income attributable to common stockholders and GAAP net income attributable to common stockholders per diluted share.

Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2021 were calculated by excluding $4.6 million of paid-in-kind dividends, $2.6 million change in preferred stock redemption value, $8.0 million of stock-based compensation expense, $0.1 million of amortization of intangible assets, $48.2 million of impairment, restructuring and other charges primarily related to $46.3 million in goodwill and intangible asset impairment charges and $11.0 million of income tax effect of these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share.

Adjusted EBITDA for the fourth quarter of 2022 increased 76% compared to the same period in 2021 primarily due to a decrease in operating expenses as a result of our transformation initiatives, partially offset by our intentionally reduced enrollment volumes and total revenue. Adjusted EBITDA margin for the fourth quarter of 2022 increased to 25% from 12% in the fourth quarter of 2021.

Non-GAAP(1) — Fiscal Year 2022 Results

(In thousands, except per share amounts)	Year Ended December 31, 2022	Year Ended December 31, 2021
Non-GAAP net loss	$(57,591)	$(37,309)
Non-GAAP net loss per diluted share	(2.11)	(1.40)
Adjusted EBITDA	(41,673)	(22,699)
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(1)See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.

Non-GAAP net loss for the year ended December 31, 2022 was $57.6 million, or $2.11 non-GAAP net loss per diluted share, compared to non-GAAP net loss of $37.3 million, or $1.40 non-GAAP net loss per diluted share, for the same period in 2021. The increase in non-GAAP net loss was primarily attributable to lower conversion rates in the first half of 2022 compared to the same period of 2021 and a decrease in total revenue, partially offset by a 19% decrease in non-GAAP operating expense driven by our transformation initiatives.

Non-GAAP net loss and non-GAAP net loss per diluted share for the year ended December 31, 2022 were calculated by excluding $19.4 million of paid-in-kind dividends, $11.3 million change in preferred stock redemption value, $20.3 million of stock-based compensation expense, $19.6 million of impairment, restructuring and other charges and $8.8 million of income tax effect related to these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share.

Non-GAAP net loss and non-GAAP net loss per diluted share for the year ended December 31, 2021 were calculated by excluding $12.2 million of paid-in-kind dividends, $6.4 million change in preferred stock redemption value, $32.9 million of stock-based compensation expense, $51.2 million of impairment, restructuring and other charges, $0.5 million of amortization of intangible assets and $17.5 million of income tax effect related to these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share.

Adjusted EBITDA for the year ended December 31, 2022 decreased compared to the same period in 2021 primarily due to unfavorable unit economics and profitability comparisons in the first half of 2022 and a decrease in total revenue, partially offset by a decrease in operating expenses as a result of our transformation initiatives.

Selected Metrics Highlights — Fourth Quarter of 2022 Results

	Q4 2022	Q4 2021
Approved Members
Medicare	161,469	239,934
Individual and Family	14,010	13,692
Online Submission %(1) – Major Medicare(2)	61%	58%
Unassisted Online Submission % – Major Medicare(2)	27%	24%
_____________

(1)Online submission % represents a combination of unassisted and partially agent-assisted online applications.
(2)Major Medicare plans include Medicare Advantage and Medicare Supplement plans.

Medicare approved members decreased 33% in the fourth quarter of 2022 compared to the fourth quarter of 2021, due to a decline of 26%, 36% and 55% in Medicare Advantage, Medicare Supplement and Medicare Part D plan approved members, respectively. Approved members for individual and family plan products increased 2% in the fourth quarter of 2022 compared to the fourth quarter of 2021, due to a 12% increase in non-qualified health plan approved members, partially offset by a 12% decrease in qualified health plan approved members.

Selected Metrics Highlights — Fiscal Year 2022 Results

	Year Ended December 31, 2022		Year Ended December 31, 2021
Approved Members
Medicare	361,612		501,070
Individual and Family	33,271		42,711
Estimated Membership	1,338,990	(1)	1,346,375	(2)
_____________

(1)As of December 31, 2022.
(2)As of December 31, 2021.

Medicare approved members decreased 28% during the year ended December 31, 2022 compared to the same period in 2021 due to a 24%, 34% and 45% decline in Medicare Advantage, Medicare Supplement and Medicare Part D plan approved members, respectively. Approved members for individual and family plan products decreased 22% during the year ended December 31, 2022 compared to the same period in 2021, driven by a 36% decrease in qualified health plan approved members and an 8% decrease in non-qualified health plan approved members.

2023 Guidance
Based on information available as of February 28, 2023, we are providing guidance for the full year ending December 31, 2023. These expectations are forward-looking statements and we assume no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in eHealth’s annual and quarterly reports filed with the Securities and Exchange Commission.

The following guidance is for the full year ending December 31, 2023:

•Total revenue is expected to be in the range of $420 million to $440 million.
•GAAP net loss is expected to be in the range of $55 million to $35 million.
•Adjusted EBITDA(1) is expected to be in the range of $(15) million to $5 million.
•Operating cash flow is expected to be in the range of $(30) million to $(15) million.
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(1)	See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.

Webcast and Conference Call Information

A webcast and conference call will be held today, Tuesday, February 28, 2023 at 8:30 a.m. Eastern / 5:30 a.m. Pacific Time. Individuals interested in listening to the conference call may do so by dialing (888) 886-7786. The participant passcode is 91265669. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
For more than 25 years, eHealth, Inc. (Nasdaq: EHTH) has served American consumers with innovative technology and licensed agent support to help them find health insurance solutions that fit their personal needs. Through its proprietary health insurance marketplace at eHealth.com and eHealthMedicare.com, eHealth has connected more than eight million members with quality, affordable coverage. eHealth offers Medicare Advantage, Medicare Supplement, Medicare Part D, individual, family, small business, and ancillary plans from approximately 200 health insurance companies nationwide.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectations for enrollment growth and quality, our expectations regarding our financial performance, our estimates regarding total membership, Medicare, individual and family plan, ancillary products, and small business memberships, our estimates regarding constrained lifetime values of commissions per approved member by product category, our estimates regarding costs per approved member, our expectations regarding the sufficiency of our liquidity to execute on our 2023 operating plan, and our 2023 annual guidance for total revenue, GAAP net loss, adjusted EBITDA and operating cash flow.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, we are required by Accounting Standards Codification 606 — Revenue from Contracts with Customers to make numerous assumptions that are based on historical trends and our management’s judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this press release carefully.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to retain existing members and enroll new members during the annual health care open enrollment period, the Medicare annual enrollment period and other special enrollment periods; changes in laws, regulations and guidelines, including in connection with health care reform or with respect to the marketing and sale of Medicare plans; competition, including competition from government-run health insurance exchanges and other sources; the seasonality of our business and the fluctuation of our operating results; our ability to accurately estimate membership, lifetime value of commissions and commissions receivable; changes in product offerings among carriers on our ecommerce platform and the resulting impact on our commission revenue; our ability to execute on our growth strategy in the Medicare market; changes in our management and key employees; exposure to security risks and our ability to safeguard the security and privacy of confidential data; our relationships with health insurance carriers and our reliance on a small number of health insurance carriers; the success of our carrier advertising and sponsorship program; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train, retain and ensure the productivity of licensed health insurance agents and other employees; our ability to effectively manage our operations as our business evolves and execute on our transformation plan and other strategic initiatives; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; changes in the market for private health insurance; consumer satisfaction of our service and actions we take to improve the quality of enrollments; changes in member conversion rates; changes in commission rates; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy-eligible individuals through government-run health insurance exchanges; our ability to maintain and enhance our brand identity; our ability to derive desired benefits from investments in our business, including membership growth and retention initiatives; reliance on marketing partners; the impact of our direct-to-consumer mail, email, social media, telephone and television marketing efforts; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; the restrictions in our debt obligations; the restrictions in our investment agreement with convertible preferred stock investors; our ability to raise additional capital; compliance with insurance, privacy and other laws and regulations; the outcome of litigation in which we are and may from time to time be involved; the performance, reliability and availability of our information technology systems, ecommerce platform and underlying network infrastructure. Other factors that could cause operating, financial and other results to differ are described in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of our website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with non-GAAP financial measures, including non-GAAP net income (loss); non-GAAP net income (loss) per diluted share; adjusted EBITDA; and adjusted EBITDA margin.

•Non-GAAP net income (loss) consists of GAAP net income (loss) attributable to common stockholders excluding the following items:
▪paid-in-kind dividends for preferred stock and change in preferred stock redemption value (together "impact from preferred stock"),
▪the effects of expensing stock-based compensation related to stock options and restricted stock units,
▪impairment, restructuring and other charges,
▪amortization of intangible assets,
▪other non-recurring charges (as noted below), and
▪the income tax impact of non-GAAP adjustments.

•Non-GAAP net income (loss) per diluted share consists of GAAP net income (loss) attributable to common stockholder per diluted share excluding the following items:
▪impact from preferred stock per diluted share,
▪the effects of expensing stock-based compensation related to stock options and restricted stock units per diluted share,
▪impairment, restructuring and other charges per diluted share,
▪amortization of intangible assets per diluted share,
▪other non-recurring charges (as noted below) per diluted share, and
▪the income tax impact of non-GAAP adjustments per diluted share.

•Adjusted EBITDA is calculated by excluding the impact from preferred stock, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, impairment charges, restructuring charges, amortization of intangible assets, other income (expense), net, and other non-recurring charges from GAAP net income (loss) attributable to common stockholders. Other non-recurring charges to GAAP net income (loss) attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles.

•Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue.

eHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provide an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, adjusted EBITDA and adjusted EBITDA margin are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and depreciation and amortization described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP net income (loss), GAAP net income (loss) attributable to common stockholders and GAAP net income (loss) attributable to common stockholders per diluted share and GAAP net income (loss) margin and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact

Kate Sidorovich, CFA
Senior Vice President, Investor Relations & Strategy
2625 Augustine Drive, Suite 150
Santa Clara, CA, 95054
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com
(Tables to Follow)

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$144,401	$81,926
Short-term marketable securities	—	41,306
Accounts receivable	2,633	5,750
Contract assets – commissions receivable – current	242,749	254,821
Prepaid expenses and other current assets	11,301	23,784
Total current assets	401,084	407,587
Contract assets – commissions receivable – non-current	641,555	653,441
Property and equipment, net	5,501	12,105
Operating lease right-of-use assets	26,516	37,373
Restricted cash	3,239	3,239
Other assets	34,716	35,547
Total assets	$1,112,611	$1,149,292
Liabilities, convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$6,732	$13,750
Accrued compensation and benefits	20,690	16,458
Accrued marketing expenses	23,770	36,384
Lease liabilities – current	6,486	5,543
Other current liabilities	2,887	3,330
Total current liabilities	60,565	75,465
Long-term debt	66,129	—
Deferred income taxes – non-current	32,359	50,796
Lease liabilities – non-current	34,187	35,826
Other non-current liabilities	5,132	5,094
Total liabilities	198,372	167,181
Convertible preferred stock	263,284	232,592
Stockholders’ equity:
Common stock	40	39
Additional paid-in capital	777,187	755,875
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	73,799	193,213
Accumulated other comprehensive income (loss)	(73)	390
Total stockholders’ equity	$650,955	$749,519
Total liabilities, convertible preferred stock, and stockholders’ equity	$1,112,611	$1,149,292

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Commission	$170,584	$217,053	$361,246	$493,119
Other	25,737	26,461	44,110	45,080
Total revenue	196,321	243,514	405,356	538,199
Operating costs and expenses(1):
Cost of revenue	857	775	1,647	1,992
Marketing and advertising	76,115	132,528	195,088	271,300
Customer care and enrollment	40,388	57,815	141,099	179,295
Technology and content	21,967	19,804	78,809	83,800
General and administrative	17,325	17,887	71,810	75,699
Amortization of intangible assets	—	120	—	536
Impairment, restructuring and other charges	8,926	48,218	19,616	51,222
Total operating costs and expenses	165,578	277,147	508,069	663,844
Income (loss) from operations	30,743	(33,633)	(102,713)	(125,645)
Other income (expense), net	(841)	244	(3,676)	755
Income (loss) before income taxes	29,902	(33,389)	(106,389)	(124,890)
Provision for (benefit from) income taxes	9,231	(1,237)	(17,667)	(20,515)
Net income (loss)	20,671	(32,152)	(88,722)	(104,375)
Paid-in-kind dividends for preferred stock	(4,937)	(4,563)	(19,357)	(12,206)
Change in preferred stock redemption value	(3,162)	(2,591)	(11,335)	(6,361)
Net income (loss) attributable to common stockholders	$12,572	$(39,306)	$(119,414)	$(122,942)

Net income (loss) per share attributable to common stockholders(2):
Basic	$0.41	$(1.45)	$(4.36)	$(4.59)
Diluted	$0.41	$(1.45)	$(4.36)	$(4.59)
Weighted-average number of shares used in per share:
Basic	27,514	27,063	27,359	26,781
Diluted	27,558	27,063	27,359	26,781
_____________ (1) Includes stock-based compensation expense as follows:
Marketing and advertising	$590	$1,738	$1,901	$8,660
Customer care and enrollment	520	935	2,096	2,836
Technology and content	1,003	2,530	6,015	10,013
General and administrative	2,269	2,773	10,304	11,348
Total stock-based compensation expense	$4,382	$7,976	$20,316	$32,857
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(2) We apply the two-class method in calculating income (loss) per common stock as our Series A convertible preferred stock is considered a participating security. Accordingly, such securities are included in the earnings allocation in calculating income per share. Diluted income (loss) per common share is calculated using the more dilutive of the two-class method or as-converted method. The two-class method uses net income (loss) available to common stockholders and assumes conversion of all potential shares other than participating securities. The as-converted method uses net income (loss) available to common stockholders and assumes conversion of all potential shares including participating securities to the extent they are not anti-dilutive. Net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holder of the Series A preferred stock does not have a contractual obligation to share in losses. For the three months ended December 31, 2022, net income allocated to common stockholders (basic) was $11,265 and net income allocated to participating securities (basic) was $1,307. For the three months ended December 31, 2022, net income allocated to common stockholders (diluted) was $11,267 and net income allocated to participating securities (diluted) was $1,305.

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating activities:
Net income (loss)	$20,671	$(32,152)	$(88,722)	$(104,375)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	874	1,730	3,845	5,430
Amortization of internally developed software	4,549	3,761	17,263	12,901
Amortization of intangible assets	—	120	—	536
Stock-based compensation expense	4,382	7,976	20,316	32,857
Deferred income taxes	8,771	(1,388)	(18,436)	(21,522)
Impairment charges	8,368	46,344	12,102	46,344
Other non-cash items	751	558	2,084	1,466
Changes in operating assets and liabilities:
Accounts receivable	(828)	(4,445)	3,118	(3,952)
Contract assets – commissions receivable	(98,650)	(151,274)	23,760	(116,030)
Prepaid expenses and other assets	10,745	12,845	13,473	(7,945)
Accounts payable	89	3,861	(7,029)	(23,052)
Accrued compensation and benefits	5,577	(3,965)	4,232	(4,083)
Accrued marketing expenses	15,561	25,121	(12,614)	18,596
Deferred revenue	459	(10,220)	175	20
Accrued expenses and other liabilities	102	(1,173)	(436)	187
Net cash used in operating activities	(18,579)	(102,301)	(26,869)	(162,622)
Investing activities:
Capitalized internal-use software and website development costs	(2,752)	(4,403)	(15,292)	(16,992)
Purchases of property and equipment and other assets	(22)	(311)	(214)	(3,865)
Purchases of marketable securities	—	(14,091)	(8,402)	(103,058)
Proceeds from redemption and maturities of marketable securities	4,500	42,996	49,769	111,284
Net cash provided by (used in) investing activities	1,726	24,191	25,861	(12,631)
Financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	—	—	—	214,025
Net proceeds from debt financing	—	—	64,862	—
Net proceeds from exercise of common stock options and employee stock purchases	1,160	3,716	2,214	8,699
Repurchase of shares to satisfy employee tax withholding obligations	(201)	(1,365)	(3,102)	(9,333)
Principal payments in connection with leases	(46)	(24)	(136)	(150)
Net cash provided by financing activities	913	2,327	63,838	213,241
Effect of exchange rate changes on cash, cash equivalents and restricted cash	83	64	(355)	64
Net increase (decrease) in cash, cash equivalents and restricted cash	(15,857)	(75,719)	62,475	38,052
Cash, cash equivalents and restricted cash at beginning of period	163,497	160,884	85,165	47,113
Cash, cash equivalents and restricted cash at end of period	$147,640	$85,165	$147,640	$85,165

EHEALTH, INC.
SEGMENT INFORMATION
(in thousands, unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2022	2021		2022	2021
Revenue
Medicare (1)	$180,421	$230,584	(22)%	$361,687	$471,217	(23)%
Individual, Family and Small Business (2)	15,900	12,930	23%	43,669	66,982	(35)%
Total revenue	$196,321	$243,514	(19)%	$405,356	$538,199	(25)%
Segment profit (loss)
Medicare(3)	$53,177	$34,062	56%	$(9,873)	$(12,079)	18%
Individual, Family and Small Business(3)	9,153	7,229	27%	21,438	45,705	(53)%
Segment profit	62,330	41,291	51%	11,565	33,626	(66)%
Corporate (4)	(12,856)	(13,119)	2%	(53,238)	(56,325)	5%
Stock-based compensation expense	(4,382)	(7,976)	45%	(20,316)	(32,857)	38%
Depreciation and amortization	(5,423)	(5,491)	1%	(21,108)	(18,331)	(15)%
Amortization of intangible assets	—	(120)	100%	—	(536)	100%
Impairment, restructuring and other charges	(8,926)	(48,218)	81%	(19,616)	(51,222)	62%
Other income (expense), net	(841)	244	(445)%	(3,676)	755	(587)%
Income (loss) before income taxes	$29,902	$(33,389)	190%	$(106,389)	$(124,890)	15%

Segment Information

We evaluate our business performance and manage our operations as two distinct reporting segments:
•Medicare; and
•Individual, Family and Small Business.

(1)
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, fees for the performance of administrative services and to a lesser extent, amounts from our sale of ancillary products sold to our Medicare-eligible customers, including but not limited to, dental and vision plans, as well as amounts we are paid in connection with our advertising program for marketing and other services.

(2)
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual, family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, and short-term insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology, and our delivery and sale to third parties of individual and family health insurance plans leads generated by our ecommerce platforms and our marketing activities.

(3)	Segment profit (loss) is calculated as total revenue for the applicable segment less direct and indirect allocated marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, amortization of intangible assets, impairment, restructuring and other charges.
(4)
Corporate consists of other indirect general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, which are managed in a corporate shared services environment and, because they are not the responsibility of segment operating management, are not allocated to the reportable segments.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE(1) BY PRODUCT
(in thousands, unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2022	2021		2022	2021
Medicare
Medicare Advantage	$141,501	$184,644	(23)%	$293,562	$393,868	(25)%
Medicare Supplement	6,128	8,915	(31)%	17,419	24,272	(28)%
Medicare Part D	5,006	10,314	(51)%	7,171	7,361	(3)%
Total Medicare	152,635	203,873	(25)%	318,152	425,501	(25)%
Individual and Family (2)
Non-Qualified Health Plans	6,460	3,227	100%	12,430	23,579	(47)%
Qualified Health Plans	2,460	2,091	18%	5,435	9,295	(42)%
Total Individual and Family	8,920	5,318	68%	17,865	32,874	(46)%
Ancillary
Short-term	1,132	1,473	(23)%	4,419	6,112	(28)%
Dental	1,240	890	39%	3,489	10,216	(66)%
Vision	309	469	(34)%	1,050	2,250	(53)%
Other	705	875	(19)%	2,508	2,776	(10)%
Total Ancillary	3,386	3,707	(9)%	11,466	21,354	(46)%
Small Business	3,296	3,017	9%	11,842	10,720	10%
Commission Bonus and Other	2,347	1,138	106%	1,921	2,670	(28)%
Total Commission Revenue	$170,584	$217,053	(21)%	$361,246	$493,119	(27)%
_______

(1)
Our commission revenue results from approval of an application from health insurance carriers, which we define as our customers under ASC 606. Our commission revenue is primarily comprised of commissions from health insurance carriers which is computed using the estimated constrained lifetime values as the “constrained LTVs” of commission payments that we expect to receive. Our commissions include regular payments with respect to administrative services we perform. Our Medicare Supplement plan commissions include certain bonus payments, which are generally based on our attaining predetermined target sales levels or other objectives, as determined by the health insurance carriers.

(2)
We define our Individual and Family plan offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans. Individual and family health insurance plans include both qualified and non-qualified plans. Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are offered through the government-run health insurance exchange in the relevant jurisdiction. Non-qualified health plans are Individual and Family plans that meet the requirements of the Affordable Care Act and are not offered through the exchange in the relevant jurisdiction. Individuals that purchase non-qualified health plans cannot receive a subsidy in connection with the purchase of those plans.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE(1) SUMMARY
(in thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Medicare:
Commission Revenue from Members Approved During the Period	$148,716	$201,764	$322,506	$437,738
Net Commission Revenue from Members Approved in Prior Periods (2)	6,726	3,286	(2,326)	(8,414)
Total Medicare Segment Commission Revenue	155,442	205,050	320,180	429,324
Individual, Family and Small Business:
Commission Revenue from Members Approved During the Period	8,104	8,583	22,358	25,078
Commission Revenue from Renewals of Small Business Members During the Period	2,700	2,410	9,981	8,564
Net Commission Revenue from Members Approved in Prior Periods (1)	4,338	1,010	8,727	30,153
Total Individual, Family and Small Business Segment Commission Revenue	15,142	12,003	41,066	63,795
Total Commission Revenue	$170,584	$217,053	$361,246	$493,119
________

(1)
Our commission revenue results from approval of an application from health insurance carriers, which we define as our customers under ASC 606. Our commission revenue is primarily comprised of commissions from health insurance carriers which is computed using the estimated constrained lifetime values as the “constrained LTVs” of commission payments that we expect to receive. Our commissions include regular payments with respect to administrative services we perform. Our Medicare Supplement plan commissions include certain bonus payments, which are generally based on our attaining predetermined target sales levels or other objectives, as determined by the health insurance carriers.

(2)
These amounts reflect our revised estimates of cash collections for certain members approved prior to the relevant reporting period that are recognized as net adjustment revenue within the relevant reporting period. The net adjustment revenue includes both increases in revenue for certain prior period cohorts as well as reductions in revenue for certain prior period cohorts.

The total reductions to revenue from members approved in prior periods were $0.7 million and $6.2 million for the three months ended December 31, 2022 and 2021, respectively, and $16.5 million and $28.8 million for the year ended December 31, 2022 and 2021, respectively. These reductions to revenue primarily related to the Medicare segment.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
APPROVED MEMBERSHIP
(unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2022	2021		2022	2021
Approved Members
Medicare Advantage	131,235	177,469	(26)%	302,949	399,758	(24)%
Medicare Supplement	6,340	9,850	(36)%	18,569	28,020	(34)%
Medicare Part D	23,894	52,615	(55)%	40,094	73,292	(45)%
Total Medicare	161,469	239,934	(33)%	361,612	501,070	(28)%
Individual and Family	14,010	13,692	2%	33,271	42,711	(22)%
Ancillary	17,749	24,051	(26)%	72,004	97,694	(26)%
Small Business	2,947	3,576	(18)%	9,722	11,432	(15)%
Total Approved Members	196,175	281,253	(30)%	476,609	652,907	(27)%
Approved Members
Approved members represent the number of individuals on submitted applications that were approved by the relevant insurance carrier for the identified product during the current period. The applications may be submitted in either the current period or prior periods. Not all approved members ultimately become paying members.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP
(unaudited)

	As of December 31,		% Change
	2022	2021
Medicare (1)
Medicare Advantage	645,864	632,574	2%
Medicare Supplement	100,039	101,794	(2)%
Medicare Part D	229,962	225,129	2%
Total Medicare	975,865	959,497	2%
Individual and Family(1)	102,971	105,211	(2)%
Ancillary (1)	214,570	235,017	(9)%
Small Business (2)	45,584	46,650	(2)%
Total Estimated Membership	1,338,990	1,346,375	(1)%

_____________

(1)
To estimate the number of members on Medicare-related, individual and family, and ancillary health insurance plans, we take the respective sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine through confirmations from a health insurance carrier that a commission payment is delayed or is inaccurate as of the date of estimation, we adjust the estimated membership to also reflect the number of members for whom we expect to receive or to refund a commission payment. Further, to the extent we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. For ancillary health insurance plans, the one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers.

(2)
To estimate the number of members on small business health insurance plans, we use the number of initial members at the time the group was approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP (Continued)
(unaudited)

Estimated Membership
Estimated membership represents the estimated number of members active as of the date indicated based on the estimation methodology above.
Health insurance carriers bill and collect insurance premiums paid by our members. The carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date.
After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. If we experience a significant variance in historical membership as compared to our initial estimates, we keep the prior period data consistent with previously reported amounts, while we may provide the updated information in other communications. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. As a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Various circumstances could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINED LIFETIME VALUE OF
COMMISSIONS PER APPROVED MEMBER
(unaudited)

	Three Months Ended December 31,		% Change
	2022	2021
Medicare
Medicare Advantage (1)	$1,033	$1,017	2%
Medicare Supplement (1)	945	993	(5)%
Medicare Part D (1)	182	197	(8)%
Individual and Family
Non-Qualified Health Plans (1)	404	349	16%
Qualified Health Plans (1)	382	361	6%
Ancillary
Short-term (1)	170	173	(2)%
Dental (1)	117	108	8%
Vision (1)	69	69	—%
Small Business (2)	227	189	20%

Constrained Lifetime Value of Commissions Per Approved Member

(1)
Constrained lifetime value (“LTV”) of commissions per approved member represents commissions estimated to be collected over the estimated life of an approved member’s plan after applying constraints in accordance with our revenue recognition policy. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship. These factors may result in varying values from period to period.

(2)	For small business, the amount represents the estimated commissions we expect to collect from the plan over the following twelve months. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship and applied constraints. These factors may result in varying values from period to period.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINTS ON LIFETIME VALUE OF
COMMISSIONS PER APPROVED MEMBER
(unaudited)

	Three Months Ended December 31,
	2022	2021
Medicare
Medicare Advantage	7%	7%
Medicare Supplement	9%	9%
Medicare Part D	7%	7%
Individual and Family
Non-Qualified Health Plans	4%	7%
Qualified Health Plans	4%	4%
Certain Ancillary Products
Short-term	20%	20%
Dental	5%	5%
Vision	5%	5%
Other	10%	10%
Small Business	5%	5%

Constraints on Lifetime Value of Commissions Per Approved Member

Constraints are applied to derive LTV of commissions per approved member for revenue recognition in accordance with our revenue recognition policy. The constraints are applied to help ensure that commissions estimated to be collected over the estimated life of an approved member’s plan are recognized as revenue only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with future commissions receivable from the plan is subsequently resolved. We evaluate constraints on a quarterly basis for factors affecting our estimate of LTV of commissions per approved member and apply management judgment to determine the constraints based on current trends impacting our business.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
EXPENSE METRICS PER APPROVED MEMBER
(unaudited)

	Three Months Ended December 31,		% Change
	2022	2021
Medicare:
Estimated customer care and enrollment ("CC&E") cost per Medicare Advantage ("MA")-equivalent approved member (1)	$259	$276	(6)%
Estimated variable marketing cost per MA-equivalent approved member (1)	470	614	(23)%
Total Medicare estimated cost per approved member	$729	$890	(18)%
Individual and Family Plan ("IFP"):
Estimated CC&E cost per IFP-equivalent approved member (2)	$137	$88	56%
Estimated variable marketing cost per IFP-equivalent approved member (2)	68	89	(24)%
Total IFP estimated cost per approved member	$205	$177	16%
_____________

(1)
MA-equivalent approved members is a derived metric with a Medicare Part D approved member being weighted at 25% of a Medicare Advantage member and a Medicare Supplement member based on their relative LTVs at the time of our adoption of Accounting Standards Codification 606 – Revenue from Contracts with Customers (“ASC 606”). We calculate the number of approved MA-equivalent members by adding the total number of approved Medicare Advantage and Medicare Supplement members and 25% of the total number of approved Medicare Part D members during the period presented.

(2)
IFP-equivalent approved members is a derived metric with a short-term approved member being weighted at 33% of a major medical individual and family health insurance plan member based on their relative LTVs at the time of our adoption of ASC 606. We calculate the number of approved IFP-equivalent members by adding the total number of approved qualified and non-qualified health plan members and 33% of the total number of short-term approved members during the period presented.

Expense Metrics Per Approved Member
Marketing initiatives are an important component of our strategy to increase revenue and are primarily designed to encourage consumers to complete an application for health insurance. Variable marketing cost represents direct costs incurred in member acquisition from our direct, marketing partners and online advertising channels. In addition, we incur customer care and enrollment expenses in assisting applicants, including during the enrollment process.

The numerator used to calculate each metric is the portion of the respective operating expenses for marketing and advertising and customer care and enrollment that is directly related to member acquisition for our sale of Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans (collectively, the “Medicare Plans”) and for all IFP plans including individual and family plans and short-term health insurance (collectively, the “IFP Plans”), respectively. The denominator used to calculate each metric is based on a derived metric that represents the relative value of the new members acquired. For Medicare Plans, we call this derived metric Medicare Advantage (“MA”)-equivalent members, and for IFP Plans, we call this derived metric IFP-equivalent members. The calculations for MA-equivalent members and for IFP-equivalent members are based on the weighted number of approved members for Medicare Plans and IFP Plans during the period, with the number of approved members adjusted based on the relative LTV of the product they are purchasing. Since the LTV for any product fluctuates from period to period, the weight given to each product was determined based on their relative LTVs at the time of our adoption of ASC 606. Variable marketing costs exclude fixed overhead costs, such as personnel related costs, consulting expenses, facilities and other operating costs allocated to the marketing and advertising department.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP marketing and advertising expense	$76,115	$132,528	$195,088	$271,300
Stock-based compensation expense (1)	(590)	(1,738)	(1,901)	(8,660)
Non-GAAP marketing and advertising expense	$75,525	$130,790	$193,187	$262,640

GAAP customer care and enrollment expense	$40,388	$57,815	$141,099	$179,295
Stock-based compensation expense (1)	(520)	(935)	(2,096)	(2,836)
Non-GAAP customer care and enrollment expense	$39,868	$56,880	$139,003	$176,459

GAAP technology and content expense	$21,967	$19,804	$78,809	$83,800
Stock-based compensation expense (1)	(1,003)	(2,530)	(6,015)	(10,013)
Non-GAAP technology and content expense	$20,964	$17,274	$72,794	$73,787

GAAP general and administrative expense	$17,325	$17,887	$71,810	$75,699
Stock-based compensation expense (1)	(2,269)	(2,773)	(10,304)	(11,348)
Non-GAAP general and administrative expense	$15,056	$15,114	$61,506	$64,351

GAAP operating costs and expenses	$165,578	$277,147	$508,069	$663,844
Stock-based compensation expense (1)	(4,382)	(7,976)	(20,316)	(32,857)
Amortization of intangible assets	—	(120)	—	(536)
Impairment, restructuring and other charges	(8,926)	(48,218)	(19,616)	(51,222)
Non-GAAP operating costs and expenses	$152,270	$220,833	$468,137	$579,229

_______

(1)	Non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options, restricted stock awards, performance-based and market-based equity awards, and the employee stock purchase plan.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES(1)
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss) attributable to common stockholders	$12,572	$(39,306)	$(119,414)	$(122,942)
Paid-in-kind dividends for preferred stock	4,937	4,563	19,357	12,206
Change in preferred stock redemption value	3,162	2,591	11,335	6,361
GAAP net income (loss)	20,671	(32,152)	(88,722)	(104,375)
Stock-based compensation expense	4,382	7,976	20,316	32,857
Amortization of intangible assets	—	120	—	536
Impairment, restructuring and other charges	8,926	48,218	19,616	51,222
Tax effect of non-GAAP adjustments	(2,624)	(11,040)	(8,801)	(17,549)
Non-GAAP net income (loss)	$31,355	$13,122	$(57,591)	$(37,309)

GAAP net income (loss) attributable to common stockholders per diluted share	$0.41	$(1.45)	$(4.36)	$(4.59)
Net income allocated to participating securities	0.05	—	—	—
Impact from preferred stock	0.29	0.26	1.12	0.69
Stock-based compensation expense	0.16	0.30	0.74	1.23
Amortization of intangible assets	—	—	—	0.02
Impairment, restructuring and other charges	0.32	1.78	0.72	1.91
Tax effect of non-GAAP adjustments	(0.10)	(0.40)	(0.32)	(0.66)
Non-GAAP net income (loss) per diluted share(2)	$1.14	$0.49	$(2.11)	$(1.40)

Net income (loss) attributable to common stockholders	$12,572	$(39,306)	$(119,414)	$(122,942)
Paid-in-kind dividends for preferred stock	4,937	4,563	19,357	12,206
Change in preferred stock redemption value	3,162	2,591	11,335	6,361
GAAP net income (loss)	20,671	(32,152)	(88,722)	(104,375)
Stock-based compensation expense	4,382	7,976	20,316	32,857
Depreciation and amortization	5,423	5,491	21,108	18,331
Amortization of intangible assets	—	120	—	536
Impairment, restructuring and other charges	8,926	48,218	19,616	51,222
Other (income) expense, net	841	(244)	3,676	(755)
Provision for (benefit from) income taxes	9,231	(1,237)	(17,667)	(20,515)
Adjusted EBITDA	$49,474	$28,172	$(41,673)	$(22,699)
Adjusted EBITDA margin	25%	12%	(10)%	(4)%
_______

(1)	See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.
(2)	The sum of components may not equal total amounts due to rounding.

EHEALTH, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GUIDANCE(1)
(in millions, unaudited)

	Full Year 2023 Guidance
	Low	High
GAAP net loss attributable to common stockholders	$(90.0)	$(70.0)
Impact from preferred stock	35.0	35.0
GAAP net loss	(55.0)	(35.0)
Stock-based compensation expense	22.0	20.0
Depreciation and amortization	22.0	21.0
Impairment, restructuring and other charges	5.0	3.0
Other expense, net	7.0	6.0
Benefit from income taxes	(16.0)	(10.0)
Adjusted EBITDA	$(15.0)	$5.0
_____________

(1)	See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.